AMENDMENT No 1 to the Collaboration and
      License Agreement and the Subscription Agreement dated June 12, 1998

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This Amendment  no 1 dated 10th May 2000  ("Amendment")  is made between Aphton
Corporation, a company organized under the laws of Delaware with its principal executive offices at World Trade Center, 80 SW Eight Street Suite 2160, Miami, Florida (hereinafter "Aphton") and SmithKline Beecham PLC, having a place of business at New Horizons Court, Great West Road, Brentford, Middlesex TW8 9EP, United Kingdom (hereinafter "SB").

WHEREAS

       - Aphton and SB entered into a Collaboration and License Agreement dated June 12, 1998 ("the Agreement") for the purpose of developing an anti-gonodotropin releasing hormone (GnRH) immunogen product for the treatment and prevention of gonadotropin and gonadal steroid hormone associated diseases and cancers in humans.

       - Pursuant to the Agreement SB and Aphton agreed to conduct a development plan funded by SB in accordance with a budget approved by the Steering Committee ("Development Plan").

       - Parties wish to amend such Development Plan and the sections of the Agreement which govern the funding of the Development Plan. Once Aphton has developed an antiGnRH immunogen ("lmmunogen Development Program") at its expense which will be presented to the Steering Committee and provided SB accepts such immunogen, SB shall be responsible for further development of the product in accordance with the Development Plan, as amended and updated by the parties.

       - Parties further wish to amend the principles governing the put option of Aphton as set forth in the Subscription Agreement.

          NOW, THEREFORE, on May 10, 2000 (hereafter the "Execution Date") the parties hereto agree as follows:

          1. DEFINITIONS

          All definitions set forth in Section 1 of this Agreement shall apply in full to this Amendment No. 1.

          2. DEVELOPMENT PROGRAM

          The following Section of Article 3 of the Agreement shall be amended:

          3.1.(i) SB agrees to deliver to Aphton anti-GnRH conjugate manufactured under contract for SB (hereafter the "Conjugate") at no expense to Aphton within sixty (60) days of the acceptance of an amended Development Plan by the Steering Committee (the date of said delivery hereafter termed the "Delivery Date"). The Steering Committee shall either accept or reject the amended Development Plan within thirty (30) days of submission by Aphton to the Steering Committee, which shall happen no later than sixty (60) days after the Execution Date. Such submission shall include the immunogen development program up to presentation by Aphton to the Steering Committee in accordance with
Section 3.1(ii) below. SB shall deliver quantities of the Conjugate sufficient to carry out the amended Development Plan as approved by the Steering Committee, and if so decided by the Steering Committee SB shall deliver reasonable additional quantities of the Conjugate as approved by the Steering Committee at any later time. The parties agree to replace the Development Plan contained in Schedule B of the Agreement with the amended Development Plan, as approved by the Steering Committee. The Development Program Term shall be amended accordingly. Except for the costs associated with the manufacturing of the Conjugate, Aphton shall be responsible for funding all costs for research and development relating to Aphton's Product (including formulations in SB's Adjuvant Technology) to be presented to the Steering Committee in accordance with paragraph (ii) below.

          (ii) Aphton shall present its Product to the Steering Committee for acceptance. (The date on which Aphton first presents its Product to the Steering Committee shall hereafter be termed the "Presentation Date.") The Steering
Committee shall have sixty (60) days to accept or reject Aphton's Product. Failure by the Steering Committee to either accept or reject Aphton's Product within sixty (60) days of the Presentation Date shall be considered a rejection by the Steering Committee. If the Steering Committee rejects Aphton's Product, the parties may agree that Aphton will be allowed to conduct additional research and development and make a subsequent presentation to the Steering Committee for acceptance. In no event shall the Presentation Date be later than [Redacted]*. After the Steering Committee has accepted Aphton's Product (hereafter termed the "Acceptance Date"), SB shall undertake the further development of the Product under the amended Development Plan (other than the immunogen development) and shall be responsible for funding all costs (as previously defined in the Agreement).

          The Development Program can be amended and/or complemented from time to time by the Steering Committee.

          Section 3.1(iv) shall be complemented as follows:

          During the Development Program Term and any extension thereof Aphton undertakes to (i) use best efforts to materially perform all its activities in the Development Program (ii) and use all reasonable efforts to achieve its objectives under the Development Program.

          Section 3.1(v) shall be complemented as follows:

          "Aphton shall during the Development Program Term refrain from adding Third Party technology (including but not limited to Adjuvants) to the Product without prior agreement hereto by the Steering Committee."

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*    The redacted  portions of this  document  have been  omitted  pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          Section 3.1(vii) of the Agreement shall be complemented as follows:

          "If the Steering Committee decides that SB Adjuvant Technology is required, such technology shall be made available under the terms of the Material Transfer Agreement attached hereto as Schedule B.

          Section 3.2 of the Agreement shall be amended as follows:

          "In the event that SB's funding obligation as incurred up to date pursuant to the amended Article 3.2 of the Agreement of the amended Development Plan and any funding SB would incur at any moment in time under the Development Plan under this Amendment, exceeds [Redacted]* per indication within the Field, such portion exceeding [Redacted]* per indication within the Field shall be fully creditable against Aphton Royalties as set forth in Section 6.2.2. and/or the royalties payable under Section 6.5. For the avoidance of doubt, prostate cancer shall be considered as one (1) indication, regardless of the stage of disease of the prostate cancer.

          13. TERM AND TERMINATION

          The following Section of Article 13 shall be amended:

          13.2 Termination by Either Party For Cause. Upon occurrence of any of the following, either party may terminate this Agreement, in whole or in part, with respect to the Product: (a) mutual agreement, (b) material breach of this Agreement provided that the non-breaching party notifies the breaching party in writing of such breach and the breaching party does not cure the breach within 60 days after receiving the notice and (c) liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of any party.

          13.3 Termination by Right.

          13.3.1 Termination by SB. Prior to the Acceptance Date, SB shall have the right to terminate this Agreement at the earlier of (a) eighteen (18) months after the Delivery Date (defined in 3.1.(i)) or (b) as from December 31, 2001 upon thirty (30) days prior notice to Aphton. Subsequent to the Acceptance Date, SB shall have the right to terminate this Agreement (i) prior to receipt of regulatory approval, upon sixty (60) days prior notice to Aphton, or (ii) after regulatory approval, upon one hundred eighty (180) days prior notice to Aphton, in the event that SB determines at its sole discretion that for safety, efficacy or economical reasons it does not wish to promote, market or sell the Product. In such event, SB shall have no further obligation to Aphton, except as provided in Section 13.4 hereof and Aphton shall have no further obligation to SB after regulatory approval, upon one hundred eighty (180) days prior notice to Aphton, in the event that SB determines at its sole discretion that for safety, efficacy or economical reasons it does not wish to promote, market or sell the Product. In such event, SB shall have no further obligation to Aphton, except as provided in Section 13.4 hereof and Aphton shall have no further obligation to SB.

          13.3.2 Termination by Right by Aphton. Prior to the Acceptance Date and after the Presentation Date, Aphton shall have the right to terminate this Agreement at any time upon thirty (30) days' notice to SB provided that (i) the Steering Committee has rejected the Product

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*    The redacted  portions of this  document  have been  omitted  pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

presented by Aphton and (ii) the parties do not agree pursuant to Section 3.1(ii) within twenty (20) days after such rejection by the Steering Committee that Aphton shall be allowed to make a subsequent presentation. If the parties agree that Aphton shall be allowed to make a subsequent presentation, then Aphton shall have the right to terminate the Agreement at any time after a rejection by the Steering Committee of the Product presented by Aphton at the subsequent presentation, upon thirty (30) days notice to SB, and Aphton shall have no further obligation to SB.

          13.3.3 Upon termination by SB, SB must transfer all Conjugate in SB's possession to Aphton at no cost to Aphton.

          14. MISCELLANEOUS

          The following Sections of Article 14 shall be added:

          14.14. Put Option: Section 3.1 of the Subscription Agreement attached as Schedule C to the Agreement shall be amended as follows:

          14.14.1. Notwithstanding the provisions in Section 3.1 of the Subscription Agreement, Aphton shall not exercise the Put Option at any time prior to the Acceptance Date (as defined above).

          14.14.2. The Put Options Notice shall be sixty (60) days.

          14.15. All other Articles and Sections (including the other Sections of Article 3 not referred to herein) shall remain in full force and effect.

          IN WITNESS WHEREOF, Aphton and SB have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day given above.

APHTON CORPORATION                    SMITHKLINE BEECHAM PLC



By: /s/ Philip C. Gevas               By: /s/ Jean Stephenne
   -------------------------------      ----------------------------------------
Name:  Philip C. Gevas                Name:  Jean Stephenne
Title: Chairman, President            Title: Attorney-in-Fact
       and Chief Executive Officer